
CONSOLIDATED PRO FORMA STATEMENTS OF INCOME                      U S WEST, INC.
NORMALIZED RESULTS
(UNAUDITED)
                                                 Year Ended December 31,
In millions except      Reported   One Time   Normalized  Reported  Regulatory  Normalized    %
per share amounts         1998     Charge (1     1998      1997       Accrual      1997     Change
--------------------    --------  ----------  ----------  --------- ----------  ----------

OPERATING REVENUES
 Local service            5,525        -       5,525      5,016         86      $  5,102       8.3
 Interstate access        2,816        -       2,816      2,666         25         2,691       4.6
 Intrastate access          822        -         822        761         68           829      (0.8)
 Long distance              779        -         779        885         51           936     (16.8)
 Directory services       1,277        -       1,277      1,197          -         1,197       6.7
 Other services           1,159        -       1,159        954          -           954      21.5
                         -------   --------   -------    -------    ---------   ----------
Total operating revenue  12,378        -      12,378     11,479        230        11,709       5.7
                         -------   --------   -------    -------    ---------   ----------
OPERATING EXPENSES
 Employee-related         4,312        -       4,312      3,953          -         3,953       9.1
 Other operating          2,446       (129)    2,317      2,159          -         2,159       7.3
 Taxes other than
  income tax                372        -         372        428          -           428     (13.1)
 Depreciation & amort     2,199        -       2,199      2,163          -         2,163       1.7
                         -------   --------   -------    -------    ---------  ----------
Total operating expense   9,329       (129)    9,200      8,703          -         8,703       5.7

                         -------   --------   -------    -------    ---------  ----------
Operating income          3,049        129     3,178      2,776        230         3,006       5.7

 Interest expense           660        -         660        667          -           667      (1.0)
 Gains on rural sales       -          -          -          77          -            77    (100.0)
 Gain on Bellcore           -          -          -          53          -            53    (100.0)
 Other expense               87        -          87         72        (20)           52      67.3
                         -------   --------   -------    -------    ---------  ----------
Income before income taxes
 and extraordinary items  2,302        129     2,431      2,167        250         2,417       0.6

Income Tax Provision        866         40       906        802         98           900       0.7
                         -------   --------   -------    -------    ---------  ----------
Income before
 extraordinary item       1,436         89     1,525      1,365        152         1,517       0.5

Extraordinary item          -            -        -           3         -              3    (100.0)
                         -------   --------   -------    -------    ---------  ----------
NET INCOME                1,436         89     1,525      1,362        152         1,514       0.7

Adjustment to normalize
 net income                 -            -        -         (77)        -            (77)   (100.0)

PRO FORMA NORMALIZED     -------   --------   -------    -------    ---------  ----------
 NET INCOME               1,436         89     1,525      1,285        152      $  1,437       6.1
                        ========   ========   =======    =======    =========  ==========
Diluted Ave. Shares
 Outstanding              506.2      506.2     506.2      507.6      507.6         507.6

Diluted EPS                2.84       0.17      3.01       2.53       0.30      $   2.83       5.6

<F1>
(1)  Separation expense and asset impairment.

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